Exhibit 99.1

Socket Mobile Reports First Quarter 2023 Results

FREMONT, Calif., – April 27, 2023 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three months ended March 31, 2023.

First Quarter 2023 Financial Highlights:

•	Revenue of $4.3 million versus $6.3 million for the prior-year quarter and $5.2 million for the preceding quarter.

•	Gross margin of 48.1% versus 49.7% in the prior year quarter and 49.3% in the preceding quarter.

•	Operating expenses of $3.0 million versus $2.7 million in both the prior year quarter and the preceding quarter.

•	GAAP net loss of $993,000 versus net income of $342,000 in the prior year quarter and net income of $515,000 in the preceding quarter.

•	Cash balances at March 31, 2023 of $2,963,000 versus cash balances at December 31, 2022 of $3,624,000.

"Our quarterly results were impacted by inventory balancing activities of our distribution partners,” said Kevin Mills, President, and Chief Executive Officer. “As a result of persistent difficulties in the global supply chain, our distributors adjusted their inventory levels. This has put short-term pressure on our revenues, which are based on sales into distribution. Additionally, our gross margins were affected by the allocation of manufacturing overhead costs across lower production volumes. We anticipate the current environment for our distribution partners and our scanners will continue through the second quarter 2023, and we will adjust accordingly."

Despite these challenges, the Company remains committed to innovating and pursuing new opportunities. "We have made significant progress promoting our camera-based scanning technology. We already have app partners who have already integrated SocketCam C820, our free camera-based scanning solution, into their apps, allowing thousands of their users to enhance productivity by scanning barcodes directly into their apps. We are excited to announce that, in the second quarter of 2023, these app users who need to read damaged or more complex barcodes will be able to upgrade to the more advanced version, SocketCam C860. This upgrade will allow our app partners to support both cost-conscious and feature-conscious data capture requirements with the same application, enabling their customers to select based on their unique needs. As customers upgrade to the SocketCam C860, this selection will provide Socket Mobile with a recurring revenue stream each month.

“Additionally, Socket Mobile announced the arrival of the DuraSled™ Bluetooth Barcode Scanners for the iPhone 14. Socket Mobile’s DuraSled models combine 1D/2D Bluetooth barcode scanning capabilities into a handheld sled case for iPhones, creating a one-handed solution. Employers can now support workers who use iPhone 14 in addition to supporting older iPhones all using the same chargers, accessories, and SDK,” continued Mr. Mills.

"We look forward to discussing our new products and strategies for fostering growth in the upcoming conference call. For over 30 years, Socket Mobile has been a trustworthy partner for clients as they undergo digital transformation and meet the demands of their expanding business," concluded Mr. Mills.

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Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2023, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended March 31,
	2023	2022
Revenue	$4,312	$6,293
Cost of revenue	2,240	3,165
Gross margin	2,072	3,128
Gross margin percent	48.1%	49.7%
Research & development	1,247	1,054
Sales & marketing	1,006	900
General & administrative	774	710
Total operating expenses	3,027	2,664
Operating income (loss)	(955)	464
Interest expense, net	(38)	(46)
Income tax expense	—	(76)
Net income (loss)	$(993)	$342
Net income (loss) per share:
Basic	$(0.12)	$0.04
Fully diluted	$(0.12)	$0.04
Weighted average shares outstanding: Basic Fully diluted	7,107 7,107	7,234 7,724

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) March 31, 2023	December 31, 2022*
Cash	$2,963	$3,624
Accounts receivable	2,495	2,660
Inventories	5,660	5,602
Deferred costs on shipments to distributors	274	266
Other current assets	556	617
Property and equipment, net	1,962	1,657
Deferred tax assets	8,668	8,668
Intangible assets, net	1,655	1,694
Operating leases right-of-use assets	3,444	3,560
Other long-term assets	250	250
Total assets	$27,927	$28,598
Accounts payable and accrued liabilities	$2,779	$2,407
Bank non-formula loan	—	125
Subordinated convertible notes payable, net of discount	148	147
Subordinated convertible notes payable, net of discount-related party	1,238	1,231
Deferred revenue on shipments to distributors	648	595
Deferred service revenue	34	34
Operating lease liabilities	3,631	3,737
Total liabilities	8,478	8,276
Common stock	67,494	67,165
Accumulated deficit	(47,007)	(46,013)
Treasury stock	(1,038)	(830)
Total equity	19,449	20,322
Total liabilities and equity	$27,927	$28,598

*Derived from audited financial statements.

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